FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.61, ROAA OF 1.42% AND ROTCE OF 17.16% FOR 1Q2021
Compared to diluted EPS of $0.37, ROAA of 0.40% and ROTCE of 4.48% for 1Q20

NASHVILLE, TN, April 19, 2021 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.61 for the quarter ended March 31, 2021, compared to net income per diluted common share of $0.37 for the quarter ended March 31, 2020, an increase of approximately 335 percent. Excluding other real estate (ORE) expense for the three months ended March 31, 2021 and ORE expense and gains and losses on the sale of investment securities for the three months ended March 31, 2020, net income per diluted common share was $1.61 for the three months ended March 31, 2021, compared to $0.39 for the three months ended March 31, 2020, a year-over-year increase of nearly 313 percent.
"We are very pleased with our operating results for the first quarter of this year," said M. Terry Turner, Pinnacle's president and chief executive officer. "To report these results right out of the gate provides us even more optimism regarding our franchise and the difference that the high-performance culture we have built makes. Just recently, Fortune magazine, in concert with Great Place to Work®, notified us that we ranked as the 26th best place to work in 2020 in all of the United States in all industries.
"I believe our reputation as a great place to work has fueled our recruiting success against the large regional and national franchises we target. Following two incredibly successful years of recruiting experienced revenue producers, during the first quarter of 2021 we were off to another fast start, attracting 25 new revenue producers to our firm. We are excited to report diluted earnings per share of $1.61, which is the most we have ever reported for a calendar quarter in our 20 year history. We also increased our book value per common share to $62.33, which is also the highest it has ever been and up nearly 8 percent since March 31, 2020. Over that same period our tangible book value per common share grew by more than 14 percent to $37.88 per common share, also a record. Our hiring pipelines remain strong, and we remain optimistic as we seek to produce both outsized earnings and tangible book value per share growth in 2021."

BALANCE SHEET GROWTH:
•Loans at March 31, 2021 were $23.1 billion, an increase of $2.7 billion from March 31, 2020, reflecting year-over-year growth of 13.2 percent. Loans at March 31, 2021 increased approximately $662.2 million from Dec. 31, 2020.
◦Loans at March 31, 2021 include approximately $2.2 billion of loans issued pursuant to the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP). The average yield on these loans was 4.51 percent for the first quarter of 2021, inclusive of $17.8 million of loan fee accretion recognized in the quarter. At March 31, 2021, there were $63.3 million in SBA PPP loan fees remaining, which should be accreted into net interest income through mid-year 2026 as these loans are repaid and/or are forgiven under the PPP.
▪PPP loans increased by $422.5 million between Dec. 31, 2020 and March 31, 2021 due to the reopening and extension of the PPP lending programs by the SBA.

▪Excluding PPP loans, total loans increased by $239.7 million during the same period, or 4.6 percent on an annualized basis.
◦Average loans were $22.8 billion for the three months ended March 31, 2021, up $323.4 million from the three months ended Dec. 31, 2020, a linked-quarter annualized growth rate of 5.7 percent.
▪Excluding the impact of $2.1 billion of average PPP loans outstanding during both the three months ended March 31, 2021 and Dec. 31, 2020, average loans were $20.7 billion for the three months ended March 31, 2021, up $369.8 million from $20.4 billion for the three months ended Dec. 31, 2020, a linked-quarter annualized growth rate of 7.2 percent.
◦At March 31, 2021, the remaining discount associated with fair value accounting adjustments on acquired loans was $24.0 million, compared to $27.8 million at Dec. 31, 2020.
•Deposits at March 31, 2021 were a record $28.3 billion, an increase of $7.0 billion from March 31, 2020, reflecting year-over-year growth of 32.6 percent. Deposits at March 31, 2021 increased $587.4 million from Dec. 31, 2020, reflecting a linked-quarter annualized growth rate of 8.5 percent.
◦Average deposits were $27.6 billion for the three months ended March 31, 2021, compared to $27.2 billion for the three months ended Dec. 31, 2020, a linked-quarter annualized growth rate of 6.3 percent.
◦Core deposits were $25.0 billion at March 31, 2021, compared to $18.6 billion at March 31, 2020 and $23.5 billion at Dec. 31, 2020. The linked-quarter annualized growth rate of core deposits in the first quarter of 2021 was 24.8 percent.
"Despite the significant headwinds of excess borrower liquidity, CRE paydowns and limited loan demand, excluding PPP, we were able to report annualized loan growth for the first quarter of 4.6 percent," Turner said. "We are optimistic that loan growth should pick up in the back half of the year as the revenue producers we have hired gain momentum and believe high-single digit loan growth in 2021 remains possible, excluding the impact of the PPP program.
"Additionally, core deposit growth continued at a rapid pace during the first quarter of 2021. We believe that meaningful core deposit growth will continue this year as a post-COVID economy begins to emerge and more government stimulus finds its way into our clients’ accounts."

PROFITABILITY:
•Return on average assets was 1.42 percent for the first quarter of 2021, compared to 1.24 percent for the fourth quarter of 2020 and 0.40 percent for the first quarter of 2020. First quarter 2021 return on average tangible assets amounted to 1.50 percent, compared to 1.31 percent for the fourth quarter of 2020 and 0.43 percent for the first quarter of 2020.
◦Excluding the adjustments described above for both 2021 and 2020 and FHLB restructuring charges and hedge termination charges for the fourth quarter of 2020, return on average assets was 1.42 percent for the first quarter of 2021, compared to 1.38 percent for the fourth quarter of 2020 and 0.42 percent for the first quarter of 2020. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.50 percent for the first quarter of 2021, compared to 1.46 percent for the fourth quarter of 2020 and 0.45 percent for the first quarter of 2020.
•Return on average equity for the first quarter of 2021 amounted to 9.96 percent, compared to 8.78 percent for the fourth quarter of 2020 and 2.58 percent for the first quarter of 2020. Excluding preferred stockholders' equity for each of the three months ended March 31, 2021, Dec. 31, 2020 and March 31, 2020, respectively, return on average common equity for the first quarter of 2021 amounted to 10.41 percent, compared to 9.19 percent for the fourth quarter of 2020 and 2.58 percent for the first quarter of 2020. First quarter 2021 return on average tangible common equity amounted to 17.16 percent, compared to 15.37 percent for the fourth quarter of 2020 and 4.48 percent for the first quarter of 2020.
◦Excluding the adjustments described above for both 2021 and 2020 and FHLB restructuring charges and hedge termination charges in the fourth quarter of 2020, return on average tangible common equity amounted to 17.16 percent for the first quarter of 2021, compared to 17.11 percent for the fourth quarter of 2020 and 4.71 percent for the first quarter of 2020.

"As to our core profitability metrics, we are again reporting another solid quarter," said Harold R. Carpenter, Pinnacle's chief financial officer. "Our aim for 2021 will be top-quartile peer performance with respect to return on tangible common equity, as well as tangible book value per share growth. We believe we are off to a great start in 2021."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $11.4 million for the quarter ended March 31, 2021, compared to $10.8 million for the quarter ended Dec. 31, 2020 and $10.2 million for the quarter ended March 31, 2020. Annualized net charge-offs as a percentage of average loans for the quarter ended March 31, 2021 were 0.20 percent, compared to 0.19 percent for the quarter ended Dec. 31, 2020 and 0.20 percent for the quarter ended March 31, 2020.
•Nonperforming assets were 0.36 percent of total loans and ORE at March 31, 2021, compared to 0.38 percent at Dec. 31, 2020 and 0.48 percent at March 31, 2020. Nonperforming assets were $82.8 million at March 31, 2021, compared to $86.2 million at Dec. 31, 2020 and $98.2 million at March 31, 2020.
•The classified asset ratio at March 31, 2021 was 7.3 percent, compared to 8.1 percent at Dec. 31, 2020 and 12.0 percent at March 31, 2020. Classified assets were $244.9 million at March 31, 2021, compared to $262.1 million at Dec. 31, 2020 and $350.1 million at March 31, 2020.
•The allowance for credit losses represented 1.22 percent of total loans at March 31, 2021, compared to 1.27 percent at Dec. 31, 2020 and 1.09 percent at March 31, 2020. Excluding PPP loans, the allowance for credit losses as a percentage of total loans was 1.35 percent at March 31, 2021 and 1.38 percent at Dec. 31, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans at March 31, 2021 was 389.4 percent, compared to 386.1 percent at Dec. 31, 2020 and 313.5 percent at March 31, 2020.
◦Provision for credit losses was $7.2 million in the first quarter of 2021, compared to $7.2 million in the fourth quarter of 2020 and $99.9 million in the first quarter of 2020. First quarter 2020 provision for credit losses was impacted by the economic deterioration related to COVID-19.

"We continue to be pleased with our credit metrics and believe our performance is linked to our hiring philosophy and the client selection it yields, as well as the significant effort our relationship managers and credit officers have put forth over the past several quarters," Carpenter said. "Our credit metrics for the first quarter either improved or were consistent with those of last quarter. Classified and nonperforming ratios continued their downward trend again this quarter. Our allowance for credit losses to total loans ratio also decreased by 0.05 percent this quarter. Our current belief is that, with an improving economy there is likely to be further reductions in this ratio over the next several quarters."

REVENUES:
•Revenues for the quarter ended March 31, 2021 were $315.6 million, an increase of $11.2 million from the $304.4 million recognized in the fourth quarter of 2020, an annualized growth rate of 14.7 percent. Revenues were up $51.7 million from the first quarter of 2020, a year-over-year growth rate of 19.6 percent.
◦Revenue per fully diluted common share was at an all-time record of $4.17 for the three months ended March 31, 2021, compared to $4.03 for the fourth quarter of 2020 and $3.47 for the first quarter of 2020, a 20.2 percent year-over-year growth rate.
•Net interest income for the quarter ended March 31, 2021 was $222.9 million, compared to $221.0 million for the fourth quarter of 2020 and $193.6 million for the first quarter of 2020, a year-over-year growth rate of 15.1 percent. Net interest margin was 3.02 percent for the first quarter of 2021, compared to 2.97 percent for the fourth quarter of 2020 and 3.28 percent for the first quarter of 2020.
◦Impacting the firm’s net interest income and net interest margin in the first quarter of 2021 and fourth quarter of 2020 were both the PPP and the firm’s maintenance of additional on-balance sheet liquidity as a result of the COVID-19 pandemic. Average PPP loans outstanding during both the first quarter of 2021 and fourth quarter of 2020 were $2.1 billion. Additionally, during those same periods, the firm maintained approximately $2.8 billion and $3.0 billion, respectively, in average excess liquidity, primarily in Federal funds sold and other cash equivalent balances. The firm estimates its first quarter 2021 net interest margin was negatively impacted by approximately 27 basis points as a result of PPP loans and excess liquidity, compared to approximately 30 basis points for the fourth quarter of 2020.
◦Included in net interest income for the first quarter of 2021 was $3.8 million of discount accretion associated with fair value adjustments, compared to $4.4 million of discount accretion recognized in the fourth quarter of 2020 and $7.4 million in the first quarter of 2020. The firm's net interest margin was positively impacted by approximately 5 basis points, 6 basis points and 13 basis points, respectively, because of fair value adjustment discount accretion in each of the first quarter of 2021 and the fourth and first quarters of 2020. There remains $17.0 million of purchase accounting discount accretion as of March 31, 2021.
•Noninterest income for the quarter ended March 31, 2021 was $92.7 million, compared to $83.4 million for the quarter ended Dec. 31, 2020, a linked-quarter annualized increase of 44.4 percent. Compared to $70.4 million for the first quarter of 2020, noninterest income grew 31.7 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $16.1 million for the first quarter of 2021, compared to $14.3 million for the fourth quarter of 2020, a linked-quarter annualized increase of 51.2 percent. Compared to $16.6 million for the first quarter of 2020, wealth management revenues were down 3.3 percent.
◦Income from the firm's investment in BHG was $29.0 million for the quarter ended March 31, 2021, up from $24.3 million for the quarter ended Dec. 31, 2020 and $15.6 million for the quarter ended March 31, 2020.
◦Net gains on mortgage loans sold were $13.7 million during the quarter ended March 31, 2021, up from $12.4 million for the quarter ended Dec. 31, 2020. Net gains on mortgage loans sold were up 59.2 percent from $8.6 million during the quarter ended March 31, 2020. This dramatic year-over-year growth primarily reflects market conditions as well as the addition of revenue producing mortgage originators over the last 24 months.
◦Other noninterest income was $25.7 million for the quarter ended March 31, 2021, compared to $24.0 million for the quarter ended Dec. 31, 2020 and $20.1 million for the quarter ended March 31, 2020, a year-over-year increase of 28.0 percent. Contributing to the year-over-year growth were $3.4 million in gains on other equity investments in the first quarter of 2021.
"We are reporting a net interest margin for the first quarter of 3.02 percent, which we estimate was negatively impacted by approximately 0.21 percent for PPP loans, excess liquidity and purchase accounting accretion, compared to a net interest margin of 2.97 percent in the fourth quarter of 2020, which we estimate was negatively impacted by the same items by 0.22 percent," Carpenter said. "As a result, we are very pleased with our net interest margin in the first quarter. Our average deposit costs were 0.26 percent in the first quarter, down 7 basis points from the fourth quarter, while our average total funding costs were down 9 basis points between the same two periods. We also reduced our wholesale funding base with reductions of approximately $1.0 billion of brokered funds and FHLB borrowings during the first quarter. We will continue to explore opportunities to deploy excess liquidity and thus improve our operating margins further.
"We had another strong fee quarter in the first quarter. Our wealth management businesses of investment, trust and insurance services had a very strong first quarter, reporting fee revenues of $16.1 million in the first quarter compared to $14.3 million in the fourth quarter, a linked-quarter annualized growth rate of over 50 percent. Mortgage and BHG both outperformed our initial expectations for the quarter. Our outlook for BHG in 2021 has improved since January 2021. We now believe BHG's 2021 revenues will exceed our previous expectations. We also believe our robust markets and increased number of mortgage originators will provide for another solid year for our mortgage origination business."

OPERATING LEVERAGE AND OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the first quarter of 2021 was 49.0 percent, compared to 53.6 percent for the fourth quarter of 2020 and 52.0 percent in the first quarter of 2020. The ratio of noninterest expenses to average assets was 1.81 percent for the first quarter of 2021, compared to 1.89 percent in the fourth quarter of 2020 and 1.96 percent in the first quarter of 2020.
◦Excluding the adjustments described above for both 2021 and 2020, the efficiency ratio was 49.0 percent for the first quarter of 2021, compared to 48.2 percent for the fourth quarter of 2020 and 51.2 percent for the first quarter of 2020. Excluding ORE expense for 2021 and 2020 and FHLB restructuring and hedge termination charges for the fourth quarter of 2020, the ratio of noninterest expense to average assets was 1.81 percent for the first quarter of 2021, compared to 1.70 percent for the fourth quarter of 2020 and 1.92 percent for the first quarter of 2020.
•Noninterest expense for the quarter ended March 31, 2021 was $154.7 million, compared to $163.3 million in the fourth quarter of 2020 and $137.3 million in the first quarter of 2020, reflecting a year-over-year increase of 12.6 percent. Excluding ORE expense for 2021 and 2020, and FHLB restructuring and hedge termination charges for the fourth quarter of 2020, noninterest expense for the first quarter of 2021 increased 14.7 percent over the first quarter of 2020 and decreased 5.3 percent over the fourth quarter of 2020.
◦Salaries and employee benefits were $102.7 million in the first quarter of 2021, compared to $90.0 million in the fourth quarter of 2020 and $80.5 million in the first quarter of 2020, reflecting a year-over-year increase of 27.6 percent.
▪Incentive costs related to the firm’s annual cash incentive plan amounted to approximately $18.2 million in the first quarter of 2021, compared to $13.4 million in the fourth quarter of 2020 and $4.7 million in the first quarter of 2020.

▪Incentive costs related to the Company’s equity compensation plans amounted to approximately $5.4 million in the first quarter of 2021 compared to $4.6 million in the fourth quarter of 2020 and $5.5 million first quarter of 2020.
◦Noninterest expense categories, other than salaries and employee benefits, were $52.0 million in the first quarter of 2021, compared to $73.3 million in the fourth quarter of 2020 and $56.9 million in the first quarter of 2020, reflecting a year-over-year decrease of 8.6 percent.
▪Expenses attributable to off-balance sheet reserves and costs attributable to FHLB restructuring and hedge termination charges were $17.0 million in the fourth quarter of last year, compared to no expense in the first quarter of 2021 and $5.2 million of expenses associated with off-balance sheet reserves in the first quarter of 2020.
•The effective tax rate for the first quarter of 2021 was 18.4 percent, compared to 17.2 percent for the fourth quarter of 2020 and a benefit of 6.2 percent for the first quarter of 2020.

"As anticipated, we reported a large increase in linked quarter salaries and benefit costs in the first quarter due to $4.8 million in additional incentive costs from the fourth quarter of last year," Carpenter said. "As we reported last year, the pandemic negatively impacted our results and resulted in reduced cash and equity incentives charges in 2020. We anticipate an increase in our performance-based cash incentive awards in 2021, and through the first quarter have increased the accrual for a payout at above target levels."

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on April 20, 2021, to discuss first quarter 2021 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2020 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE's 2020 list of 100 Best Companies to Work For® in the U.S., its fifth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $35.3 billion in assets as of March 31, 2021. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Atlanta.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
###

Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the speed with which the COVID-19 vaccines can be widely distributed, decisions of governmental agencies to pause the use of one or more vaccines, those vaccines' efficacy against the virus and public acceptance of the vaccines; (iv) the failure of announced or anticipated stimulus programs to be timely approved, or approved at all, or the failure of such programs to provide sufficient relief when approved, and the resulting impact on the economy and our customers and their businesses; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (ix) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia and Virginia, particularly in commercial and residential real estate markets; (x) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) the possibility of increased personal or corporate tax rates and the resulting reduction in our and our customers' businesses as a result of any such increases; (xxvii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxviii) the availability of and access to capital; (xxiv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxx) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2021 versus certain periods in 2020 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for per share data)	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash and noninterest-bearing due from banks	$189,251	$203,296	$181,088
Restricted cash	162,834	223,788	243,313
Interest-bearing due from banks	2,780,137	3,522,224	598,084
Federal funds sold and other	55,186	12,141	1,883
Cash and cash equivalents	3,187,408	3,961,449	1,024,368
Securities purchased with agreement to resell	450,000	—	—
Securities available-for-sale, at fair value	3,677,019	3,586,681	3,030,564
Securities held-to-maturity (fair value of $1.0 billion, $1.1 billion and $1.1 billion, net of allowance for credit losses of $198, $191 and $148 at March 31, 2021, Dec. 31, 2020 and Mar. 31, 2020, respectively)	1,014,345	1,028,359	1,059,257
Consumer loans held-for-sale	85,769	87,821	87,245
Commercial loans held-for-sale	12,541	31,200	6,850
Loans	23,086,701	22,424,501	20,396,853
Less allowance for credit losses	(280,881)	(285,050)	(222,465)
Loans, net	22,805,820	22,139,451	20,174,388
Premises and equipment, net	289,515	290,001	274,919
Equity method investment	327,512	308,556	285,671
Accrued interest receivable	98,477	104,078	82,198
Goodwill	1,819,811	1,819,811	1,819,811
Core deposits and other intangible assets	40,130	42,336	48,610
Other real estate owned	10,651	12,360	27,182
Other assets	1,480,707	1,520,757	1,343,117
Total assets	$35,299,705	$34,932,860	$29,264,180
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$8,103,943	$7,392,325	$4,963,415
Interest-bearing	5,814,689	5,689,095	4,025,382
Savings and money market accounts	11,361,620	11,099,523	8,144,409
Time	3,012,688	3,524,632	4,199,965
Total deposits	28,292,940	27,705,575	21,333,171
Securities sold under agreements to repurchase	172,117	128,164	186,548
Federal Home Loan Bank advances	888,115	1,087,927	2,317,520
Subordinated debt and other borrowings	671,002	670,575	669,658
Accrued interest payable	15,359	24,934	33,931
Other liabilities	300,648	411,074	338,224
Total liabilities	30,340,181	30,028,249	24,879,052
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at March 31, 2021 and Dec. 31, 2020, respectively, and $0 issued and outstanding at March 31, 2020	217,126	217,126	—
Common stock, par value $1.00; 180.0 million shares authorized; 76.1 million, 75.9 million and 75.8 million shares issued and outstanding at March 31, 2021, Dec. 31, 2020 and March 31, 2020 respectively	76,088	75,850	75,800
Additional paid-in capital	3,027,311	3,028,063	3,015,521
Retained earnings	1,515,451	1,407,723	1,168,301
Accumulated other comprehensive income, net of taxes	123,548	175,849	125,506
Total stockholders' equity	4,959,524	4,904,611	4,385,128
Total liabilities and stockholders' equity	$35,299,705	$34,932,860	$29,264,180
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Loans, including fees	$227,372	$232,561	$236,420
Securities
Taxable	7,728	7,530	10,268
Tax-exempt	15,498	15,446	13,824
Federal funds sold and other	1,319	1,510	2,557
Total interest income	251,917	257,047	263,069
Interest expense:
Deposits	17,468	22,721	50,698
Securities sold under agreements to repurchase	72	64	115
FHLB advances and other borrowings	11,507	13,277	18,704
Total interest expense	29,047	36,062	69,517
Net interest income	222,870	220,985	193,552
Provision for credit losses	7,235	7,180	99,889
Net interest income after provision for credit losses	215,635	213,805	93,663
Noninterest income:
Service charges on deposit accounts	8,307	8,486	9,032
Investment services	8,191	7,593	9,239
Insurance sales commissions	3,225	2,300	3,240
Gains on mortgage loans sold, net	13,666	12,387	8,583
Investment gains on sales, net	—	—	463
Trust fees	4,687	4,382	4,170
Income from equity method investment	28,950	24,294	15,592
Other noninterest income	25,683	24,002	20,058
Total noninterest income	92,709	83,444	70,377
Noninterest expense:
Salaries and employee benefits	102,728	90,013	80,480
Equipment and occupancy	23,220	23,849	20,978
Other real estate, net	(13)	1,457	2,415
Marketing and other business development	2,349	2,979	3,251
Postage and supplies	1,806	1,998	1,990
Amortization of intangibles	2,206	2,377	2,520
Other noninterest expense	22,400	40,632	25,715
Total noninterest expense	154,696	163,305	137,349
Income before income taxes	153,648	133,944	26,691
Income tax expense (benefit)	28,220	23,068	(1,665)
Net income	125,428	110,876	28,356
Preferred stock dividends	(3,798)	(3,798)	—
Net income available to common shareholders	$121,630	$107,078	$28,356
Per share information:
Basic net income per common share	$1.61	$1.42	$0.37
Diluted net income per common share	$1.61	$1.42	$0.37
Weighted average common shares outstanding:
Basic	75,372,883	75,253,862	75,803,402
Diluted	75,657,149	75,583,986	75,966,295

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2021	2020	2020	2020	2020	2019
Balance sheet data, at quarter end:
Commercial and industrial loans	$6,355,119	6,239,588	6,144,949	6,293,709	6,752,317	6,290,296
Commercial real estate - owner occupied loans	2,869,785	2,802,227	2,748,075	2,708,306	2,650,170	2,669,766
Commercial real estate - investment loans	4,782,712	4,565,040	4,648,457	4,822,537	4,520,234	4,418,658
Commercial real estate - multifamily and other loans	790,469	638,344	571,995	561,481	550,338	620,794
Consumer real estate - mortgage loans	3,086,916	3,099,172	3,041,019	3,042,604	3,106,465	3,068,625
Construction and land development loans	2,568,969	2,901,746	2,728,439	2,574,494	2,520,937	2,430,483
Consumer and other loans	411,322	379,515	343,461	294,545	296,392	289,254
Paycheck protection program loans	2,221,409	1,798,869	2,251,014	2,222,624	—	—
Total loans	23,086,701	22,424,501	22,477,409	22,520,300	20,396,853	19,787,876
Allowance for credit losses	(280,881)	(285,050)	(288,645)	(285,372)	(222,465)	(94,777)
Securities	4,691,364	4,615,040	4,503,072	4,358,313	4,089,821	3,728,991
Total assets	35,299,705	34,932,860	33,824,931	33,342,112	29,264,180	27,805,496
Noninterest-bearing deposits	8,103,943	7,392,325	7,050,670	6,892,864	4,963,415	4,795,476
Total deposits	28,292,940	27,705,575	26,543,956	25,521,829	21,333,171	20,181,028
Securities sold under agreements to repurchase	172,117	128,164	127,059	194,553	186,548	126,354
FHLB advances	888,115	1,087,927	1,287,738	1,787,551	2,317,520	2,062,534
Subordinated debt and other borrowings	671,002	670,575	670,273	717,043	669,658	749,080
Total stockholders' equity	4,959,524	4,904,611	4,787,308	4,695,647	4,385,128	4,355,748
Balance sheet data, quarterly averages:
Total loans	$22,848,086	22,524,683	22,493,192	22,257,168	20,009,288	19,599,620
Securities	4,666,269	4,567,872	4,420,280	4,194,811	3,814,543	3,662,829
Federal funds sold and other	3,356,199	3,621,623	3,279,248	2,618,832	807,796	717,927
Total earning assets	30,870,554	30,714,178	30,192,720	29,070,811	24,631,627	23,980,376
Total assets	34,659,132	34,436,765	33,838,716	32,785,391	28,237,642	27,604,774
Noninterest-bearing deposits	7,620,665	7,322,393	6,989,439	6,432,010	4,759,729	4,834,694
Total deposits	27,620,784	27,193,256	26,352,823	24,807,032	20,679,455	20,078,594
Securities sold under agreements to repurchase	143,586	121,331	147,211	191,084	141,192	109,127
FHLB advances	934,662	1,250,848	1,515,879	2,213,769	2,029,888	1,992,213
Subordinated debt and other borrowings	673,662	673,419	715,138	706,657	673,415	753,244
Total stockholders' equity	4,953,656	4,852,373	4,765,864	4,499,438	4,417,155	4,343,246
Statement of operations data, for the three months ended:
Interest income	$251,917	257,047	249,188	251,738	263,069	268,453
Interest expense	29,047	36,062	42,594	51,081	69,517	74,281
Net interest income	222,870	220,985	206,594	200,657	193,552	194,172
Provision for credit losses	7,235	7,180	16,333	68,332	99,889	4,644
Net interest income after provision for credit losses	215,635	213,805	190,261	132,325	93,663	189,528
Noninterest income	92,709	83,444	91,065	72,954	70,377	59,462
Noninterest expense	154,696	163,305	144,277	131,605	137,349	130,470
Income before taxes	153,648	133,944	137,049	73,674	26,691	118,520
Income tax (benefit) expense	28,220	23,068	26,404	11,230	(1,665)	22,441
Net income	125,428	110,876	110,645	62,444	28,356	96,079
Preferred stock dividends	(3,798)	(3,798)	(3,798)	—	—	—
Net income available to common shareholders	$121,630	107,078	106,847	62,444	28,356	96,079
Profitability and other ratios:
Return on avg. assets (1)	1.42%	1.24%	1.26%	0.77%	0.40%	1.38%
Return on avg. equity (1)	9.96%	8.78%	8.92%	5.58%	2.58%	8.78%
Return on avg. common equity (1)	10.41%	9.19%	9.35%	5.66%	2.58%	8.78%
Return on avg. tangible common equity (1)	17.16%	15.37%	15.85%	9.77%	4.48%	15.41%
Common stock dividend payout ratio (16)	13.69%	15.84%	16.49%	16.41%	14.61%	12.24%
Net interest margin (2)	3.02%	2.97%	2.82%	2.87%	3.28%	3.35%
Noninterest income to total revenue (3)	29.38%	27.41%	30.59%	26.66%	26.67%	23.44%
Noninterest income to avg. assets (1)	1.08%	0.96%	1.07%	0.89%	1.00%	0.85%
Noninterest exp. to avg. assets (1)	1.81%	1.89%	1.70%	1.61%	1.96%	1.88%
Efficiency ratio (4)	49.02%	53.64%	48.47%	48.10%	52.04%	51.44%
Avg. loans to avg. deposits	82.72%	82.83%	85.35%	89.72%	96.76%	97.61%
Securities to total assets	13.29%	13.21%	13.31%	13.07%	13.98%	13.41%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	March 31, 2021			March 31, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$22,848,086	$227,372	4.11%	$20,009,288	$236,420	4.84%
Securities
Taxable	2,271,325	7,728	1.38%	1,924,629	10,268	2.15%
Tax-exempt (2)	2,394,944	15,498	3.15%	1,889,914	13,824	3.51%
Federal funds sold and other	3,356,199	1,319	0.16%	807,796	2,557	1.27%
Total interest-earning assets	30,870,554	$251,917	3.41%	24,631,627	$263,069	4.41%
Nonearning assets
Intangible assets	1,861,386			1,870,063
Other nonearning assets	1,927,192			1,735,952
Total assets	$34,659,132			$28,237,642

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,466,389	2,599	0.19%	3,745,280	8,467	0.91%
Savings and money market	11,321,344	6,713	0.24%	8,097,549	20,435	1.01%
Time	3,212,386	8,156	1.03%	4,076,897	21,796	2.15%
Total interest-bearing deposits	20,000,119	17,468	0.35%	15,919,726	50,698	1.28%
Securities sold under agreements to repurchase	143,586	72	0.20%	141,192	115	0.33%
Federal Home Loan Bank advances	934,662	4,494	1.95%	2,029,888	10,407	2.06%
Subordinated debt and other borrowings	673,662	7,013	4.22%	673,415	8,297	4.96%
Total interest-bearing liabilities	21,752,029	29,047	0.54%	18,764,221	69,517	1.49%
Noninterest-bearing deposits	7,620,665	—	—	4,759,729	—	—
Total deposits and interest-bearing liabilities	29,372,694	$29,047	0.40%	23,523,950	$69,517	1.19%
Other liabilities	332,782			296,537
Stockholders' equity	4,953,656			4,417,155
Total liabilities and stockholders' equity	$34,659,132			$28,237,642
Net interest income		$222,870			$193,552
Net interest spread (3)			2.86%			2.92%
Net interest margin (4)			3.02%			3.28%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $7.3 million of taxable equivalent income for the three months ended March 31, 2021 compared to $7.0 million for the three months ended March 31, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended March 31, 2021 would have been 3.00% compared to a net interest spread of 3.22% for the three months ended March 31, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2021	2020	2020	2020	2020	2019
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$72,135	73,836	71,390	62,562	70,970	61,605
Other real estate (ORE) and other nonperforming assets (NPAs)	10,651	12,360	19,445	22,105	27,182	29,487
Total nonperforming assets	$82,786	86,196	90,835	84,667	98,152	91,092
Past due loans over 90 days and still accruing interest	$2,833	2,362	1,313	1,982	1,990	1,615
Accruing troubled debt restructurings (5)	$2,460	2,494	2,588	3,274	3,869	4,850
Accruing purchase credit deteriorated loans	$13,904	14,091	14,346	14,616	13,984	13,249
Net loan charge-offs	$11,397	10,775	13,057	5,384	10,155	3,515
Allowance for credit losses to nonaccrual loans	389.4%	386.1%	404.3%	456.1%	313.5%	153.8%
As a percentage of total loans:
Past due accruing loans over 30 days	0.09%	0.19%	0.11%	0.09%	0.17%	0.18%
Potential problem loans (6)	0.70%	0.77%	0.96%	1.12%	1.22%	1.39%
Allowance for credit losses (20)	1.22%	1.27%	1.28%	1.27%	1.09%	0.48%
Nonperforming assets to total loans, ORE and other NPAs	0.36%	0.38%	0.40%	0.38%	0.48%	0.46%
Classified asset ratio (Pinnacle Bank) (8)	7.3%	8.1%	9.9%	11.2%	12.0%	13.4%
Annualized net loan charge-offs to avg. loans (7)	0.20%	0.19%	0.23%	0.10%	0.20%	0.07%
Wtd. avg. commercial loan internal risk ratings (6)	45.2	45.1	45.2	45.1	45.0	44.9

Interest rates and yields:
Loans	4.11%	4.20%	4.04%	4.16%	4.84%	5.00%
Securities	2.29%	2.27%	2.38%	2.59%	2.82%	2.85%
Total earning assets	3.41%	3.44%	3.38%	3.58%	4.41%	4.58%
Total deposits, including non-interest bearing	0.26%	0.33%	0.43%	0.55%	0.99%	1.10%
Securities sold under agreements to repurchase	0.20%	0.21%	0.21%	0.20%	0.33%	0.48%
FHLB advances	1.95%	2.00%	1.82%	1.73%	2.06%	2.10%
Subordinated debt and other borrowings	4.22%	4.13%	3.99%	4.42%	4.96%	4.04%
Total deposits and interest-bearing liabilities	0.40%	0.49%	0.59%	0.74%	1.19%	1.29%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.0%	14.0%	14.2%	14.1%	15.0%	15.7%
Common equity Tier one	10.3%	10.0%	9.9%	9.6%	9.4%	9.7%
Tier one risk-based	11.2%	10.9%	10.7%	10.4%	9.4%	9.7%
Total risk-based	14.5%	14.3%	14.2%	14.0%	12.8%	13.2%
Leverage	8.9%	8.6%	8.5%	8.4%	8.8%	9.1%
Tangible common equity to tangible assets	8.6%	8.5%	8.5%	8.3%	9.2%	9.6%
Pinnacle Bank ratios:
Common equity Tier one	11.8%	11.4%	11.3%	11.0%	11.0%	11.2%
Tier one risk-based	11.8%	11.4%	11.3%	11.0%	11.0%	11.2%
Total risk-based	13.0%	12.7%	12.6%	12.4%	12.2%	12.2%
Leverage	9.4%	9.1%	8.9%	8.9%	10.3%	10.5%
Construction and land development loans as a percentage of total capital (19)	76.0%	89.0%	86.7%	83.6%	84.2%	83.6%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	256.0%	264.0%	268.8%	275.0%	264.1%	268.3%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	March	December	September	June	March	December
	2021	2020	2020	2020	2020	2019

Per share data:
Earnings per common share – basic	$1.61	1.42	1.42	0.83	0.37	1.26
Earnings per common share - basic, excluding non-GAAP adjustments	$1.61	1.58	1.45	0.89	0.39	1.27
Earnings per common share – diluted	$1.61	1.42	1.42	0.83	0.37	1.26
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.61	1.58	1.45	0.89	0.39	1.27
Common dividends per share	$0.18	0.16	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$62.33	61.80	60.26	59.05	57.85	56.89
Tangible book value per common share at quarter end (9)	$37.88	37.25	35.68	34.43	33.20	32.45
Revenue per diluted common share	$4.17	4.03	3.95	3.63	3.47	3.32
Revenue per diluted common share, excluding non-GAAP adjustments	$4.17	4.03	3.94	3.63	3.47	3.32

Investor information:
Closing sales price of common stock on last trading day of quarter	$88.66	64.40	35.59	41.99	37.54	64.00
High closing sales price of common stock during quarter	$93.58	65.51	44.47	48.98	64.03	64.80
Low closing sales price of common stock during quarter	$63.48	35.97	33.28	33.24	31.98	54.58

Closing sales price of depositary shares on last trading day of quarter	$27.62	27.69	26.49	25.98	—	—
High closing sales price of depositary shares during quarter	$27.83	27.94	26.82	26.05	—	—
Low closing sales price of depositary shares during quarter	$26.83	26.45	25.51	25.19	—	—

Other information:
Residential mortgage loan sales:
Gross loans sold	$546,963	479,867	511,969	550,704	286,703	322,228
Gross fees (10)	$18,793	23,729	23,557	16,381	9,490	9,953
Gross fees as a percentage of loans originated	3.44%	4.94%	4.60%	2.97%	3.31%	3.09%
Net gain on residential mortgage loans sold	$13,666	12,387	19,453	19,619	8,583	6,044
Investment gains (losses) on sales of securities, net (15)	$—	—	651	(128)	463	68
Brokerage account assets, at quarter end (11)	$5,974,884	5,509,560	4,866,726	4,499,856	4,000,643	4,636,441
Trust account managed assets, at quarter end	$3,443,373	3,295,198	2,978,035	2,908,131	2,714,582	2,942,811
Core deposits (12)	$24,971,177	23,510,883	22,003,989	21,391,794	18,604,262	17,617,479
Core deposits to total funding (12)	83.1%	79.5%	76.9%	75.8%	75.9%	76.2%
Risk-weighted assets	$26,105,158	25,791,896	25,189,944	24,937,535	24,600,490	23,911,064
Number of offices	115	114	114	113	111	111
Total core deposits per office	$217,141	206,236	193,017	189,308	167,606	158,716
Total assets per full-time equivalent employee	$13,468	13,262	13,027	12,936	11,422	11,180
Annualized revenues per full-time equivalent employee	$488.3	459.8	456.1	426.9	414.3	404.6
Annualized expenses per full-time equivalent employee	$239.4	246.6	221.1	205.4	215.6	208.1
Number of employees (full-time equivalent)	2,621.0	2,634.0	2,596.5	2,577.5	2,562.0	2,487.0
Associate retention rate (13)	94.4%	94.8%	94.4%	94.5%	93.5%	92.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2021	2020	2020

Net interest income	$222,870	220,985	193,552

Noninterest income	92,709	83,444	70,377
Total revenues	315,579	304,429	263,929
Less: Investment (gains) losses on sales of securities, net	—	—	(463)
Total revenues excluding the impact of adjustments noted above	$315,579	304,429	263,466

Noninterest expense	$154,696	163,305	137,349
Less: Other real estate (ORE) expense	(13)	1,457	2,415
FHLB restructuring charges	—	10,307	—
Hedge termination charges	—	4,673	—
Noninterest expense excluding the impact of adjustments noted above	$154,709	146,868	134,934

Pre-tax income	$153,648	133,944	26,691
Provision for credit losses	7,235	7,180	99,889
Pre-tax pre-provision net revenue	160,883	141,124	126,580
Adjustments noted above	(13)	16,437	1,952
Adjusted pre-tax pre-provision net revenue(14)	$160,870	157,561	128,532

Noninterest income	$92,709	83,444	70,377
Less: Adjustments as noted above	—	—	(463)
Noninterest income excluding the impact of adjustments noted above	$92,709	83,444	69,914

Efficiency ratio (4)	49.02%	53.64%	52.04%
Adjustments as noted above	—%	(5.40)%	(0.83)%
Efficiency ratio (excluding adjustments noted above)	49.02%	48.24%	51.21%

Total average assets	$34,659,132	34,436,765	28,237,642

Noninterest income to average assets (1)	1.08%	0.96%	1.00%
Adjustments as noted above	—%	—%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.08%	0.96%	1.00%

Noninterest expense to average assets (1)	1.81%	1.89%	1.96%
Adjustments as noted above	—%	(0.19)%	(0.04)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.81%	1.70%	1.92%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	September	June	March	December
	2021	2020	2020	2020	2020	2019
Net income available to common shareholders	$121,630	107,078	106,847	62,444	28,356	96,079
Investment (gains) losses on sales of securities, net	—	—	(651)	128	(463)	(68)
ORE expense	(13)	1,457	1,795	2,888	2,415	804
FHLB restructuring charges	—	10,307	1,991	2,870	—	—
Hedge termination charges	—	4,673	—	—	—	—
Tax effect on adjustments noted above (18)	3	(4,297)	(819)	(1,539)	(510)	(192)
Net income available to common shareholders excluding adjustments noted above	$121,620	119,218	109,163	66,791	29,798	96,623

Basic earnings per common share	$1.61	1.42	1.42	0.83	0.37	1.26
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	—	—	—
Adjustment due to ORE expense	—	0.02	0.02	0.04	0.03	0.01
Adjustment due to FHLB restructuring charges	—	0.14	0.03	0.04	—	—
Adjustment due to hedge termination charges	—	0.06	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	(0.06)	(0.01)	(0.02)	(0.01)	—
Basic earnings per common share excluding adjustments noted above	$1.61	1.58	1.45	0.89	0.39	1.27

Diluted earnings per common share	$1.61	1.42	1.42	0.83	0.37	1.26
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	—	—	—
Adjustment due to ORE expense	—	0.02	0.02	0.04	0.03	0.01
Adjustment due to FHLB restructuring charges	—	0.14	0.03	0.04	—	—
Adjustment due to hedge termination charges	—	0.06	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	(0.06)	(0.01)	(0.02)	(0.01)	—
Diluted earnings per common share excluding the adjustments noted above	$1.61	1.58	1.45	0.89	0.39	1.27

Revenue per diluted common share	$4.17	4.03	3.95	3.63	3.47	3.32
Adjustments as noted above	—	—	(0.01)	—	—	—
Revenue per diluted common share excluding adjustments noted above	$4.17	4.03	3.94	3.63	3.47	3.32

Book value per common share at quarter end	$62.33	61.80	60.26	59.05	57.85	56.89
Adjustment due to goodwill, core deposit and other intangible assets	(24.45)	(24.55)	(24.58)	(24.62)	(24.65)	(24.44)
Tangible book value per common share at quarter end (9)	$37.88	37.25	35.68	34.43	33.20	32.45

Equity method investment (17)
Fee income from BHG, net of amortization	$28,950	24,294	26,445	17,208	15,592	12,312
Funding cost to support investment	1,205	1,222	1,231	2,134	2,122	2,345
Pre-tax impact of BHG	27,745	23,072	25,214	15,074	13,470	9,967
Income tax expense at statutory rates	7,253	6,031	6,591	3,940	3,521	2,605
Earnings attributable to BHG	$20,492	17,041	18,623	11,134	9,949	7,362

Basic earnings per common share attributable to BHG	$0.27	0.23	0.25	0.15	0.13	0.10
Diluted earnings per common share attributable to BHG	$0.27	0.23	0.25	0.15	0.13	0.10

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2021	2020	2020

Return on average assets (1)	1.42%	1.24%	0.40%
Adjustments as noted above	—%	0.14%	0.02%
Return on average assets excluding adjustments noted above (1)	1.42%	1.38%	0.42%

Tangible assets:
Total assets	$35,299,705	34,932,860	29,264,180
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(40,130)	(42,336)	(48,610)
Net tangible assets	$33,439,764	33,070,713	27,395,759

Tangible common equity:
Total stockholders' equity	$4,959,524	4,904,611	4,385,128
Less: Preferred stockholders' equity	(217,126)	(217,126)	—
Total common stockholders' equity	4,742,398	4,687,485	4,385,128
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(40,130)	(42,336)	(48,610)
Net tangible common equity	$2,882,457	2,825,338	2,516,707

Ratio of tangible common equity to tangible assets	8.62%	8.54%	9.19%

Average tangible assets:
Average assets	$34,659,132	34,436,765	28,237,642
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(41,575)	(43,886)	(50,252)
Net average tangible assets	$32,797,746	32,573,068	26,367,579

Return on average assets (1)	1.42%	1.24%	0.40%
Adjustment due to goodwill, core deposit and other intangible assets	0.08%	0.07%	0.03%
Return on average tangible assets (1)	1.50%	1.31%	0.43%
Adjustments as noted above	—%	0.15%	0.02%
Return on average tangible assets excluding adjustments noted above (1)	1.50%	1.46%	0.45%

Average tangible common equity:
Average stockholders' equity	$4,953,656	4,852,373	4,417,155
Less: Average preferred equity	(217,126)	(217,126)	—
Average common equity	4,736,530	4,635,247	4,417,155
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(41,575)	(43,886)	(50,252)
Net average tangible common equity	$2,875,144	2,771,550	2,547,092

Return on average equity (1)	9.96%	8.78%	2.58%
Adjustment due to average preferred stockholders' equity	0.45%	0.41%	—%
Return on average common equity (1)	10.41%	9.19%	2.58%
Adjustment due to goodwill, core deposit and other intangible assets	6.75%	6.18%	1.90%
Return on average tangible common equity (1)	17.16%	15.37%	4.48%
Adjustments as noted above	—%	1.74%	0.23%
Return on average tangible common equity excluding adjustments noted above (1)	17.16%	17.11%	4.71%

Allowance for credit losses on loans as a percent of total loans	1.22%	1.27%	1.09%
Impact of excluding PPP loans from total loans	0.13%	0.11%	—%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.35%	1.38%	1.09%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income, investment gains and losses on sales of securities, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.